ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2006, by and between AEROTURBINE, INC., a Delaware corporation (“Buyer”), and TRIAD INTERNATIONAL MAINTENANCE CORPORATION, a Delaware corporation (“Seller”).
Background Statement
     Seller is engaged in the business of providing aviation storage, maintenance, repair and overhaul services in Goodyear, Arizona (the “Business”). Seller now desires to cease conducting the Business and sell substantially all of the assets related to the Business. Buyer desires to buy from Seller and Seller desires to sell to Buyer certain assets related to the Business, on the terms and conditions set forth herein.
Statement of Agreement
     In consideration of the premises and the mutual covenants herein contained, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, agree as follows:
1. Definitions.
     (a) The following capitalized terms shall have the following meanings:
     “Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (ii) with respect to any individual, shall also mean the spouse, parent, grandparent, child, stepchild or grandchild of such Person, or the spouse thereof, or any trust, charitable foundation or similar entity of which there are no principal beneficiaries other than such Person and/or one or more of such relatives or any undesignated charity. For purposes of this definition, “control” of a Person means having 10% or more of the voting control of that Person or holding equity securities representing 10% or more of the value of such Person.
     “Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit A, attached hereto, executed by Seller and Buyer at Closing.
     “Assumed Liabilities” means Seller’s obligations and liabilities under the Contracts arising on and after the Closing Date, all of which are assumed by Buyer at Closing pursuant to the Assignment and Assumption Agreement, and no others. For the avoidance of doubt, the Assumed Liabilities shall not include any liability or obligation under the Contracts with respect to claims for acts or omissions occurring prior to the Closing Date, whether such claims are asserted before or after the Closing Date.
     “Bill of Sale” means a bill of sale, substantially in the form of Exhibit B, attached hereto, executed by Seller and delivered to Buyer at Closing.
     “Business” shall have the meaning given to it in the Background Statement.
     “Closing” shall have the meaning given to it in Section 2.
     “Closing Date” means the date referred to in Section 2.
     “Consigned Inventory” shall have the meaning assigned to it in the Consignment Agreement.
     “Consignment Agreement” means an agreement substantially in the form of Exhibit C, attached hereto, executed by Seller and Buyer at Closing.
     “Contracts” means those contracts and other agreements set forth on Schedule 1 attached hereto and incorporated herein by reference.
     “Employees” means those employees of Seller which were actively employed by Seller on June 1, 2006, the names of such employees listed on Schedule 2, attached hereto and incorporated herein by reference. “Employee” means any one of those employees individually.
     “Environmental Law” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.
     “Equipment” means the tools, equipment, machines, vehicles and similar items listed on Schedule 3, attached hereto and incorporated herein by reference.
     “Excluded Assets” means the following assets of Seller: (i) cash or cash equivalents; (ii) all trade accounts receivable of Seller outstanding immediately prior to the Closing Date; (iii) all amounts owed under the Contracts for materials and/or services provided by Seller, whether provided by Seller before, on or after the Closing Date (such materials and/or services, “Seller-Performed Work”); (iv) insurance policies of Seller and claims receivable thereunder, or bonds, letters of credit or similar items or any cash surrender value in regard thereto; (v) the corporate seals, charter documents, minute books, stock books and other similar documents pertaining to the organization of Seller; (vi) Seller’s name, trade names, trademarks, copyrights, licenses, patents (including patents pending and/or applied for), computer software or other intellectual property of any kind whatsoever; (vii) Seller’s books, records and manuals pertaining to the Business; (viii) telephone numbers currently used by Seller; and (ix) claims or rights against third parties Seller may have or hereafter acquire arising out of any matters occurring prior to the close of business on the Closing Date, including, without limitation, claims for refunds of federal, state or local franchise, income or other taxes; (x) all inventory of Seller; and (xi) the tangible personal property listed on Schedule 4.
     “Excluded Liabilities” means all liabilities or obligations of Seller not specifically listed as Assumed Liabilities, notwithstanding any claimant’s assertion of any de facto merger or successor liability theory of liability, including, without limitation, any liability for (i) a WARN Act claim with respect to the termination of employment of any employee of Seller other than a Selected Employee; (ii) the violation any Environmental Law or Release of Hazardous Substances on the Leased Premises prior to the Closing Date; (iii) any use, sales or personal property tax owing or accrued with respect to the period up to, but not including, the Closing Date; and (iv) any violation of bulk sales laws.
     “Governmental Authority” means any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government and having jurisdiction over Buyer, Seller, the Business or any of the Purchased Assets.
     “Hazardous Substance” means and include each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; or (ii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

     “Indemnified Party” shall have the meaning given to it in Section 16(c).
     “Indemnifying Party” shall have the meaning given to it in Section 16(c).
     “Information” shall have the meaning given to it in Section 10.
     “Knowledge” or “known”. An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if such individual is actually aware of such fact or other matter, without independent investigation. A corporation or other entity shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if any individual who is serving as a director or officer (or in any similar capacity) of the corporation or entity, has actual knowledge of such fact or other matter, without independent investigation.
     “Leased Premises” means the premises leased by LJH, Ltd. to Buyer pursuant to that certain Sublease Agreement dated of even date herewith.
     “Person” shall mean a corporation, a partnership, a limited liability company, an association, a joint venture, an organization, a business, an individual, a trust or a government or political subdivision thereof, a government agency, or any other legal entity.
     “Purchase Price” shall have the meaning given to it in Section 3(b).
     “Purchased Assets” shall mean the following assets of Seller: (i) the Equipment; (ii) any tangible personal property located on the Leased Premises on July 1, 2006, that is not an Excluded Asset; (iii) certain manuals, forms and records listed on Schedule 5, attached hereto and incorporated herein by reference, and (iv) Seller’s rights and entitlements under the Contracts.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping in amounts or under circumstances that violate any Environmental Law.
     “Selected Employees” means the seventy (70) Employees whose names are set forth on Schedule 6 attached hereto and incorporated herein by reference. “Selected Employee” means any one of those Employees individually.
     “Services Agreement” means an agreement, substantially in the form of Exhibit D, attached hereto, executed by Seller and Buyer at Closing.
     “Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Services Agreement and any other document necessary or desirable to consummate the transactions contemplated hereby.
     “Transition Period” means the period of time commencing on the date hereof, up to, but not including, the Closing Date.
     “Transition Period Loss” means the difference between Seller’s Business expenses and revenues during the Transition Period, calculated in accordance with the accounts and formula set forth on Schedule 8, attached hereto and incorporated herein by reference.
     (b) Other capitalized terms may be defined elsewhere in this Agreement.
2. Closing. Subject to Section 15 below, the closing of the transactions contemplated hereby (the

“Closing”) shall take place on or before the latest of August 4, 2006, the date that all the conditions listed in Section 15 are satisfied or waived and the date that Seller’s FAA 145 Repair Station Certificate will be transferred to Buyer (the “Closing Date”), at the Leased Premises, or at such other time or place as shall be mutually satisfactory to the parties hereto. At Closing, the following documents in a form reasonably satisfactory to both parties shall be delivered:
     (a) Certificates of the Secretaries of Seller and Buyer, respectively, attaching resolutions duly adopted by the respective Boards of Directors of Seller and Buyer authorizing the execution of this Agreement and consummation of the transactions contemplated hereby; and
     (b) Such other documents and certificates reasonably requested by Seller or Buyer in connection with the conveyance of the Purchased Assets and consummation of the transactions contemplated hereby.
3. Transactions at Closing.
     (a) Subject to satisfaction of the other terms and conditions of this Agreement, on the Closing Date:
(i)	Seller shall sell, transfer, convey and deliver to Buyer, and Buyer will purchase and accept from Seller, the Purchased Assets, free and clear of all liens or other encumbrances;

(ii)	Seller and Buyer shall execute and deliver to each other the Assignment and Assumption Agreement, the Consignment Agreement and the Services Agreement;

(iii)	Seller shall execute and deliver to Buyer the Bill of Sale;

(iv)	The FAA will transfer to Buyer Seller’s 145 Repair Station Certificate; and

(v)	Buyer shall pay to Seller, in accordance with Section 3(b) below, an amount equal to $1,400,000.00, plus the Transition Period Loss (the “Purchase Price”).
     (b) The Purchase Price shall be payable by Buyer as follows:
(i)	$1,138,259.01, plus the Transition Period Loss, shall be paid at Closing via wire transfer;

(ii)	$261,749.99 shall be paid by cancellation of Seller’s outstanding indebtedness to Buyer under that certain Aircraft Engine Purchase Agreement by and between Seller and AeroTurbine, Inc., dated March 1, 2006.
4. Assignment of Contracts. Subject to satisfaction of the other terms and conditions of this Agreement, on the Closing Date Seller and Buyer shall execute the Assignment and Assumption Agreement, pursuant to which Seller shall assign to Buyer and Buyer shall assume and pay, discharge and perform the rights, obligations and liabilities of Seller under the Contracts arising on or after the Closing Date. If any Contract is not assignable or transferable without the consent of any third party, either by virtue of the provisions thereof or under applicable law, Seller shall use its commercially reasonable efforts to obtain such consent prior to the Closing Date and shall notify Buyer when such consent is obtained or if such consent is not so obtained. At the request of Buyer, Seller shall use its commercially reasonable efforts to obtain any consents requested by Buyer that were not previously obtained as soon as possible after the Closing Date and thereafter assign such contracts to Buyer, at which time such contracts shall be Contracts for all purposes. In addition, until such consents are obtained or for the life of any such contract for which a consent cannot be obtained, Seller shall subcontract to Buyer in writing the completion of any such contracts at the price specified in each such contract (or an amount of the price specified prorated by the amount of work completed by Seller, if such Contract is a fixed price contract) without any additional mark-up and on the same terms and conditions, and Buyer shall be responsible for the costs and liabilities associated with the performance of any such Contracts and will be entitled to and shall receive all the revenues from any such Contracts. If subcontracting any such Contract is not permitted under the Contract, Seller and Buyer will cooperate with one another to design a reasonable arrangement to give Buyer the benefits of and obligations under such Contract.
5. Pre-Closing Conduct of Business. During the Transition Period:
     (a) Seller shall conduct the Business in the ordinary course, except that (i) Seller shall be entitled to exercise its rights and perform its obligations hereunder, in accordance herewith; (ii) Seller shall consult with Buyer with respect to the allocation of Employees to projects and other tasks; (iii) Seller shall obtain Buyer’s written approval prior to entering into any new contracts for the performance of aircraft maintenance or disassembly services at the Leased Premises or to amending any Contracts; and (iv) Seller shall obtain Buyer’s written approval prior to engaging any subcontractor to perform aircraft maintenance or disassembly services at the Leased Premises. In the event that Seller makes any expenditures during the Transition Period that are not specifically listed on Schedule 7 as a component of the Transition Period Loss, Buyer and Seller shall include such expenditure in the calculation of the Transition Period Loss if such expenditure was made in the ordinary course of the Business and falls within the categories of expenses included in the Transition Period Loss calculation; provided, however, that Buyer may dispute, by written notification to Seller, that any such expenditure falls within the requirements of this Section 5(a) and thereafter Buyer and Seller shall negotiate in good faith to resolve the dispute. Anything herein to the contrary notwithstanding, any expenditure of Seller not specifically listed on Schedule 7 and not otherwise qualifying for inclusion in the Transition Period Loss calculation shall be solely for Seller’s account.
     (b) Seller shall account for its revenues, expenses, gains and losses in accordance with past practice and generally-accepted accounting practices, consistently applied.
     (c) Buyer and Seller shall cooperate with each other to (i) achieve a smooth transition of the Business from Seller to Buyer, (ii) maximize satisfaction of Seller’s customers, (iii) minimize any liability Seller may have with respect to the termination of its operations in Goodyear, Arizona, (iv) minimize any Transition Period Losses, (v) minimize any taxes resulting from the transactions contemplated hereunder, and (vi) transfer Seller’s FAA Part 145 Repair Station Certificate to Buyer.
6. Taxes. All ad valorem taxes on the Purchased Assets for the 2006 calendar year shall be prorated per diem on a calendar-year basis up to the Closing Date. If the amount of any such taxes is not known as of the Closing Date, such pro ration shall be based on the tax bills for the 2005 calendar year, and at either party’s request, the other party shall remit any additional amount due with respect to their pro rata share of such taxes when the actual amounts for 2006 are known. Prior to the Closing Date, Seller shall pay all ad valorem and other taxes levied with respect to the Purchased Assets or the Business for all periods prior to 2006 and all unpaid assessments levied with respect to the Purchased Assets or the Business prior to the Closing Date. The Buyer shall pay all sales taxes due of as a result of the transactions contemplated hereunder; provided, however, that Seller and Buyer shall give reasonable assistance to the other to document any tax exemptions or other benefits available. If available, at Closing Seller will provide Buyer with a certificate from the Arizona Department of Revenue and local taxing authority showing that there are no outstanding sales taxes (use and personal property), interest or penalties due.
7. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

     (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the operation of the Business makes such qualification necessary. Seller has the full power and authority to own and operate the Purchased Assets and carry on the Business as such operations are now being conducted.
     (b) The issued and outstanding capital stock of Seller is owned entirely by TIMCO Aviation Services, Inc., a Delaware corporation, and no other Person owns or controls any other interest in Seller.
     (c) Seller has the full corporate power, authority and capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by all requisite shareholder, corporate and other action on the part of Seller. This Agreement and all other agreements and documents in to be executed in connection herewith, as of the date hereof, have been duly and validly executed by Seller and each constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors’ rights generally. All other agreements and documents to be executed in connection herewith as of the Closing Date shall have been duly and validly executed by Seller by or prior to the Closing Date, and each shall constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws effecting the enforcement of creditors’ rights generally.
     (d) Except as set forth on Schedule 8, attached hereto and incorporated herein by reference, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Authority or any other Person pursuant to applicable law, any contract or agreement, or otherwise, as a condition to the lawful consummation by the Seller of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller will not (a) conflict with any provision of the articles of incorporation or bylaws of Seller, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation relating to the Business and to which the Seller is a party or to which any of the Purchased Assets or Business may be subject, (c) result in the creation of any lien or encumbrance on any of the Purchased Assets pursuant to any indenture, mortgage, deed of trust, lease, note or other agreement or instrument to which Seller is a party, or (d) violate any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority that is applicable to Seller, the Business or any of the Purchased Assets.
     (e) Seller owns and has good and valid title to all tangible personal property that is included in the Purchased Assets and, at the Closing, shall convey to Buyer such good and valid title, free and clear of all liens and encumbrances.
     (f) Schedule 1 identifies each Contract which requires consent of a third party prior to Seller’s assignment to Buyer. Each Contract is valid, binding, in full force and effect and enforceable by Seller and each other party thereto. The execution and delivery of this Agreement by Seller and the performance of this Agreement by Seller will not relieve any other party to any Contract from its obligations or enable it to terminate any such Contract; provided that consents to assignment are obtained under those Contracts that require consent to assignment. Seller is not nor will Seller, as a result of the sale of the Business contemplated hereby, be in default under any of the Contracts; provided that consents to assignment are obtained under those Contracts that require consent to assignment. No threat or claim of default under any of the Contracts has been made and Seller has no Knowledge of anything that could reasonably be expected to result in a claim of default. To the Knowledge of Seller, no other party to any of the Contracts is in material breach, violation or default thereof.
     (g) There are no legal, administrative, arbitration or other proceedings pending or, to the Knowledge of Seller, threatened against or relating to the Business or the Purchased Assets, nor any governmental investigation pending in connection with the operation of the Business or seeking to enjoin the transactions contemplated herein.
     (h) Seller has no knowledge of any unreported act, condition or Release of a Regulated Substance occurring on the Leased Premises during the Seller’s period of occupancy of the Leased Premises which did constitute or may have constituted a violation of any Environmental Law.
     (i) EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7(a) – (h), SELLER IS SELLING AND BUYER IS PURCHASING THE PURCHASED ASSETS AS IS, WHERE IS, AND WITH ALL FAULTS AND BUYER SPECIFICALLY WAIVES, RELEASES AND DISCHARGES SELLER FROM AND SELLER SPECIFICALLY EXCLUDES ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER, INCLUDING, WITHOUT LIMITATION:
(i)	ANY WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, OR MARKETABILITY OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS;

(ii)	ANY WARRANTY OR REPRESENTATION WITH RESPECT TO COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING, OR DISPOSING OF ANY HAZARDOUS SUBSTANCE;
     (j) Buyer has had and will have, pursuant to this Agreement, an adequate opportunity to make such legal, factual, and other inquiries and investigations as it deems necessary, desirable, or appropriate with respect to the assets, liabilities and Business of Seller. BUYER EXPRESSLY ACKNOWLEDGES THAT IT IS SPECIFICALLY RELYING UPON SUCH INSPECTIONS AND INVESTIGATIONS IN MAKING ITS DETERMINATION TO ACQUIRE THE PURCHASED ASSETS OF SELLER. Buyer further acknowledges that it is relying upon the conclusions and advice of its own experts, consultants, and professionals in evaluating the feasibility and desirability of the Purchased Assets for Buyer’s use, and that the availability of the rights to investigate and inspect the Purchased Assets, and Buyer’s corresponding reliance upon the results of such investigations and inspections, were a material factor in the determination of the Purchase Price. Such inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Purchased Assets, the physical components of all portions of the Purchased Assets, the condition of the Purchased Assets. Nothing in this paragraph shall be deemed to limit the representations and warranties given by Seller in this Section 7;
     (k) Buyer acknowledges and agrees that any manual of operation or procedures which it prepared in connection with its change of control application with respect to the Part 145 Repair Station Certificate currently held by Seller is the sole responsibility of Buyer, notwithstanding that Buyer may have reviewed similar manuals maintained by Seller. Seller shall have no responsibility for any such manuals, the contents thereof, or Buyer’s reliance on existing manuals of Seller, and Buyer shall indemnify and hold harmless Seller and its Affiliates from any and all claims that may hereafter be made based upon such manuals. Buyer shall not be entitled to rely upon the contents of Seller’s manuals with respect to any similar manuals prepared by Buyer.
8. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller as follows:
     (a) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     (b) Buyer has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by equitable remedies or by applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the rights of credits generally.
     (c) Except as set forth on Schedule 9, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority or any other Person pursuant to applicable law, any contract or agreement, or otherwise, as a condition to the lawful consummation by Buyer of the transactions contemplated hereby, other than the filings, if any, required under the HSR Act and the expiration of the waiting period thereunder. The execution and delivery of this Agreement by Buyer and the performance of this Agreement by Buyer will not: (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Buyer; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of their respective assets may be bound; or (c) violate any law, statute, rule, regulation, order, writ, injunction or decree of any federal, state or local Governmental Authority or agency that is applicable to Buyer.
     (d) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer seeking to enjoin the transactions contemplated hereby.
9. Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by Seller or Buyer in this Agreement or in any Transaction Document shall survive the Closing for a period of four (4) years. All claims made by virtue of such representations, warranties, covenants and agreements shall be made in accordance with Section 18(h).
10. Confidentiality. Each of Buyer and Seller: (i) will hold, and will use its best efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to the other in connection with the transactions contemplated by this Agreement (collectively, the “Information”); and (ii) will not, without the prior written consent of the other, release or disclose any Information to any other Person, except to its officers, directors, employees, lenders, attorneys, accountants, representatives, agents, consultants and advisors who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by it of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Section 10. In the event that a party that receives Information or any Person to whom such party transmits the Information pursuant to this Agreement becomes compelled by any court, tribunal, authority, regulatory body or stock exchange to disclose any of the Information, such party will provide the other with prompt notice so that the other may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 10, or both. If the transactions contemplated by this Agreement are not consummated, the Information will be returned to the owner immediately upon its request therefor.
11. Employees and Employee Benefits.
     (a) Buyer shall offer Selected Employees employment to commence on the Closing Date at comparable salary, wages and benefits as those provided by Seller on the date hereof and shall continuously employ Selected Employees on those terms for at least ninety (90) days thereafter (the “Employment Period”).
     (b) During the Employment Period, Buyer shall maintain medical plans that provide to Selected Employees a level of benefits no less favorable than those offered to Buyer’s other employees working in a similar capacity at a cost to Selected Employees not materially greater than the cost of the plans provided by Seller. In order to assist Buyer in meeting the requirements of this Section 11(b), at Closing, Seller shall elect and Buyer shall reimburse Seller for COBRA coverage for Selected Employees under Seller’s health plan for up to sixty (60) days after the Closing. Buyer shall collect from Selected Employees, through wage withholding, the premium that Seller collected from Selected Employees prior to the Closing Date and shall remit such premiums, along with the remaining cost of such COBRA coverage to Seller within five (5) days after each payroll date. Within five (5) days (or any longer period that may be required by applicable law) after Buyer’s procurement of health insurance coverage for the Selected Employees, Seller shall terminate its payment of the COBRA premiums. Anything herein to the contrary notwithstanding, Buyer shall use its best efforts to obtain the above-described health plan for Selected Employees as soon as possible after the Closing Date.
12. Publicity. Buyer and Seller shall negotiate in good faith as to the text, form, content, and timing of any news release or other public announcement or disclosure concerning or relating to the transactions contemplated hereby prior to its release for publication, and no such release, announcement or disclosure shall be made without the other’s consent, subject to compliance with all applicable laws, rules and regulations.
13. Letters to Customers and Vendors. Immediately following the Closing, Seller and Buyer shall prepare and send a letter to the customers and vendors of Seller advising them that certain of the assets of the Business have been sold to Buyer, that the accounts receivables and accounts payable of Seller have been retained by Seller and of such other matters as Seller and Buyer agree upon.
14. Assistance with Accounts Receivable. Buyer, at no cost to Seller and at Seller’s request, shall assist Seller in collecting accounts receivable of Seller with respect to the Business. The primary responsibility for the collection of such receivables shall be with Seller; however, if payments on receivables are sent to Buyer, it shall promptly account to Seller for such receivables. If requested by Seller, Buyer shall cooperate with Seller in assisting in the collection of such receivables.
15. Conditions Precedent to Closing.
     (a) Seller’s Conditions. The following are conditions precedent to Seller’s obligation to perform in accordance with Section 3(a) above, the satisfaction of which may be waived by Seller in writing:
(i)	Buyer shall have delivered to Seller the Cash Payment.

(ii)	Neither party shall be subject, on the Closing Date, to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the transactions contemplated hereby, nor shall there be pending a suit or proceeding by any Governmental Authority that seeks injunctive or other relief in connection with this Agreement or the transactions contemplated hereby.

(iii)	All representations and warranties of Buyer contained in the Transaction Documents shall be true and correct in all material respects as of the Closing Date as though made as of such date (except as otherwise contemplated by this Agreement). Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date. The Seller shall have received a certificate to the matters set forth in this subparagraph signed on behalf of Buyer by its Chief Executive Officer.

(iv)	All documents required to have been executed and/or delivered by Buyer to the Seller, and all actions required to have been taken by Buyer, at or prior to the Closing Date, shall have been delivered or taken.

(v)	Seller shall have received from Buyer copies, certified by its Secretary or an Assistant Secretary, of resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby.
     (b) Buyer’s Conditions. The following are conditions precedent to Buyer’s obligation to perform in accordance with Section 3(a) above, the satisfaction of which may be waived by Buyer in writing:
(i)	Seller shall have performed and provided to Buyer the results of an internal audit of the Business’ FAA compliance and corrected any deficiencies to Buyer’s reasonable satisfaction.

(ii)	All Excluded Assets, other than Consigned Inventory, shall have been removed from the Leased Premises at Seller’s sole expense and Seller shall have foreclosed upon any abandoned aircraft located at the Leased Premises; provided, however, that Buyer may notify Seller at any time prior to Closing that Buyer desires that Seller remove from the Leased Premises any tangible personal property not listed on Schedule 3 or 4, and Seller shall remove such personal property at Seller’s expense within fourteen (14) days after such notification.

(iii)	Neither party shall be subject, on the Closing Date, to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the transactions contemplated hereby, nor shall there be pending a suit or proceeding by any Governmental Authority that seeks injunctive or other relief in connection with this Agreement or the transactions contemplated hereby.

(iv)	All representations and warranties of Seller contained in the Transaction Documents shall be true and correct as of the Closing Date as though made as of such date (except as otherwise contemplated by this Agreement). Seller shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date. Buyer shall have received a certificate to the matters set forth in this subparagraph signed by the Chief Executive Officer of Seller.

(v)	All documents required to have been delivered by Seller to Buyer, and all actions required to have been taken by Seller, at or prior to the Closing Date, shall have been delivered or taken.

(vi)	Buyer shall have received from Seller copies, certified by its Secretary or an Assistant Secretary, of resolutions adopted on behalf of Seller authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby.

(vii)	Buyer shall have received such other documents, opinions and certificates that it has reasonably requested in connection with the conveyance of the Purchased Assets and the consummation of the other transactions contemplated hereby.

(viii)	Buyer shall have received reasonably satisfactory evidence that Seller’s senior lenders have consented to Seller’s sale of the Purchased Assets and have released any and all liens on or other security interests in the Purchased Assets.
16. Indemnifications.
     (a) Subject to the conditions below, Seller shall indemnify and hold harmless Buyer and its shareholders, officers, directors and employees from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by any such party (whether as a result of third party or other claims (whether valid or not), demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including costs of investigation and defense and reasonable attorneys’ fees (“Claims”) assessed, incurred or sustained by or against any of them with respect to or arising out of (i) any breach of the representations or warranties of Seller set forth herein or in any Transaction Document, (ii) any Excluded Liabilities, and (iii) any breach or other failure to perform any covenant, agreement or obligation of the Seller set forth herein or in any Transaction Document if such breach or other failure is not cured within any applicable cure period, provided, however, Seller shall not be obligated to indemnify or hold harmless Buyer to the extent the claim giving rise to such obligation is caused or occasioned by the negligence of Buyer or by Buyer’s breach of this Agreement.
     (b) Subject to the conditions below, Buyer shall indemnify and hold harmless Seller and its shareholders, officers, directors and employees, against and in respect of any and all Claims assessed or incurred or sustained by or against any of them, with respect to or arising out of (i) any breach of the representations or warranties of the Buyer set forth herein or in any Transaction Document; (ii) any breach or other failure to perform any covenant, agreement or obligation of the Buyer set forth herein or in any Transaction Document, (iii) any of the Assumed Liabilities; and (iv) any liability for the violation any Environmental Law or Release of Hazardous Substances on the Leased Premises on or after the Closing Date, provided, however, Buyer shall not be obligated to indemnify or hold harmless Seller to the extent the claim giving rise to such obligation is caused or occasioned by the negligence of Seller or by the Sellers’ breach of the Agreement.
     (c) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party or parties from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice.

     (d) If any legal proceeding or action is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 16(c) above, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and the Indemnifying Party will indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third party claim, (ii) the Indemnifying Party provides to the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iv) if the Indemnifying Party is a party to the proceeding, joint representation would not be inappropriate. The Indemnified Party shall, in its sole discretion, have the right to employ separate additional counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such additional counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand, provided that all out-of-pocket expenses incurred by Indemnified Party shall be paid by the Indemnifying Party (except as aforesaid).
     (e) If the Indemnifying Party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Should one or more but not all of the Indemnifying Parties agree to defend any such third party claim, the Indemnifying Party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the other or others.
     (f) If (i) notice is given to the Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, (ii) any of the conditions set forth in clauses (i)-(iv) of Section 16(d) above become unsatisfied, or (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim, provided that the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the third party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for any indemnifiable amounts arising from or related to such third party claim to the fullest extent provided in this Section 16. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.
     (g) If any party shall claim indemnification hereunder for any claim other than third party claims, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within fifteen (15) days following receipt of Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement.
     (h) Interest. Interest shall accrue on the unpaid amount of all indemnification obligations actually paid by the Indemnified Party hereunder at the Prime Rate, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and based on a 365-day year. For the purposes of this Agreement, “Prime Rate” shall mean the per annum interest rate publicly announced from time to time by The Wall Street Journal as its prime rate of interest.
     (i) Consequential and Other Damages. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, FOR SPECIAL, INCIDENTAL, RESULTANT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR LOST REVENUES, LOST PROFITS AND/OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM ANY PERFORMANCE OR FAILURE TO PERFORM OR OTHERWISE ARISING UNDER THIS AGREEMENT.
17. Termination. This Agreement may be terminated:
     (a) At any time by mutual consent of Seller and Buyer;
     (b) By either Buyer or Seller if the Closing hereunder has not taken place on or before August 11, 2006;
     (c) By Seller if all the conditions in Section 15(a) have not been satisfied or waived by the Closing Date;
     (d) By Buyer if all the conditions set forth in Section 15(b) have not been satisfied or waived by the Closing Date;
In the event of termination of this Agreement by either Seller or Buyer in accordance herewith and abandonment of the transactions contemplated here pursuant to this Section, prompt written notice thereof shall be given to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
(i)	None of the parties hereto nor any of their partners, directors, officers, shareholders, employees, agents, or Affiliates shall have any liability or further obligation to the other parties or any of their partners, directors, officers, shareholders, employees, agents, or Affiliates pursuant to this Agreement with respect to which termination has occurred; provided, however, that if such termination was the result of any party’s breach of any representation, warranty, covenant or other provision of this Agreement, or an act or omission that resulted in the breach of any representation, warranty, covenant or other provision of this Agreement, the other party may seek any remedy at law or in equity to which they may be entitled for the violation or breach of this Agreement against the party who breached such representation, warranty or other provision; and

(ii)	The parties hereto shall continue to be bound by the provisions of Sections 10, 12, 16, 17, 18(b) and 18(h).
18. Miscellaneous Provisions.
     (a) Each of Seller and Buyer represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation

     (b) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby will be paid by the party incurring such costs and expenses.
     (c) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. From time to time after the Closing Date, without further consideration, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer good title to the Purchased Assets. From time to time after the Closing Date, without further consideration, Buyer will execute and deliver such documents to Seller as they may reasonably request in order to consummate the sale of the Purchased Assets pursuant to this Agreement.
     (d) This Agreement may not be amended, modified or supplemented except by written agreement executed by Seller and Buyer.
     (e) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 18(e).
     (f) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(i)	If to Seller, to:

Triad International Maintenance Corporation
623 Radar Road
Greensboro, North Carolina 27410
Facsimile: (336) 665-9508
Attention: Chief Executive Officer

With a copy to:

TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina
Facsimile: (336) 665-9014
Attention: Chief Legal Officer

(ii)	If to Buyer, to:

AeroTurbine, Inc.

2323 N.W. 82nd Ave.
Miami, Florida 33122-1522
Facsimile: (305) 590-2695
Attention: Nicolas Finazzo
     (g) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests or obligations hereunder, may be assigned in whole or in part by Buyer to any person or entity without the prior written consent of Seller, provided, that, such assignment shall not relieve Buyer of its obligations hereunder. All agreements, covenants, representations, warranties and other terms and provisions of this Agreement shall inure to the benefit of and be enforceable by any such assignee. Seller shall not have the right to assign this Agreement in whole or in part.
     (h) The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of New York, without regard to its conflicts-of-laws principles. SELLER AND BUYER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW, STATUTORY, LEGAL OR EQUITABLE CLAIMS. SELLER AND BUYER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (j) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     (k) This Agreement, including the Schedules and Exhibits hereto and the other Transaction Documents delivered pursuant to this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Schedules, Exhibits and the other Transaction Documents are an integral part of this Agreement and are incorporated by reference herein. Each party hereto acknowledges to the other that it has not made any, and makes no, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.
     (l) Buyer waives compliance by Seller with respect to any bulk sales or other transfer laws applicable to the transactions contemplated hereunder. Seller shall indemnify and hold Buyer harmless from and against any and all losses, claims, costs, charges, and expenses arising out of or resulting from noncompliance by Seller or Buyer with respect to any bulk sales laws or transfer laws applicable to the transactions contemplated hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

TRIAD INTERNATIONAL MAINTENANCE CORPORATION
By:	/s/ Kevin Carter
Kevin Carter
Senior Vice President, Finance

AEROTURBINE, INC.
By	/s/ Nicolas Finazzo
Nicolas Finazzo
Chief Executive Officer

EXHIBITS
A      Assignment and Assumption Agreement
B      Bill of Sale
C      Consignment Agreement
D      Services Agreement
SCHEDULES
1      Contracts to be assigned
2      Employees for purposes of Transition Period Loss calculation
3      Equipment to be sold
4      Excluded personal property
5      Forms, manuals to be sold
6      Selected Employees
7      Transition Period Loss calculation
8      Seller filing requirements
9      Buyer filing requirements